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                                                                     EXHIBIT 8.1

                         [LATHAM & WATKINS LETTERHEAD]

                                        , 1999

Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245

  Re: Agreement and Plan of Merger Dated as of December 13, 1998,
    By and Between Mattel, Inc. and The Learning Company, Inc.

Ladies and Gentlemen:

  We have acted as special counsel for Mattel, Inc., a Delaware corporation ("Mattel"), in connection with the proposed merger (the "Merger") of The Learning Company, Inc., a Delaware corporation ("Learning Company"), with and into Mattel, pursuant to an Agreement and Plan of Merger dated as of December 13, 1998 (the "Merger Agreement") by and between Mattel and Learning Company.

  In connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the joint proxy statement/prospectus relating to the Merger Agreement, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii) the Registration Statement to be filed by Mattel with the Securities and Exchange Commission (the "SEC"), to which this opinion appears as an exhibit, (iii) the representations made to us by Mattel and Learning Company in their respective letters to us each dated the date hereof (the "Representation Letters"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

  In addition, we have assumed that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

    2. The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, and will be effective under the laws of the State of Delaware;

    3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete in any material respect;

    4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are correct and will continue to be true, correct and complete at all times
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  up to and including the Closing Date, as defined in the Merger Agreement, in each case without such qualification; and

    5. The representations made to us in the Representation Letters will again be made to us as of the Closing Date.

  If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the following federal income tax consequences will result (subject to the limitations and qualifications set forth herein):

    1. No gain or loss will be recognized by Mattel or Learning Company solely as a result of the Merger;

    2. No gain or loss will be recognized by the shareholders of Learning Company upon the exchange of Learning Company common stock and Learning Company Series A preferred stock (collectively, the "Learning Company Stock") solely for shares of Mattel common stock in the Merger;

    3. Cash payments received by a holder of Learning Company Stock in lieu of a fractional share of Mattel common stock will be treated as capital gain (or loss) measured by the difference between the amount of the cash payment received and the portion of the holder's adjusted tax basis in the shares of Learning Company Stock surrendered that is allocable to such fractional share. Such gain (or loss) will be long-term capital gain (or loss) if such fractional share of Mattel common stock is considered to have been held for more than one year at the effective time of the Merger;

    4. The adjusted tax basis of the shares of Mattel common stock received by a Learning Company shareholder in the Merger will be equal to the adjusted tax basis of such shareholder's shares of Learning Company Stock exchanged therefor in the Merger, reduced by any portion of such basis allocable to a fractional share of Mattel common stock treated as sold or exchanged as provided in the immediately preceding paragraph; and

    5. The holding period for the shares of Mattel common stock received by a Learning Company shareholder will include the holding period for the shares of Learning Company Stock exchanged therefor by such shareholder in the Merger, provided that such shares of Learning Company Stock are held as capital assets at the effective time of the Merger.

  This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you
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or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws.

  This opinion is rendered to you solely for use in connection with the filing of the Registration Statement with the SEC and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                          Very truly yours,